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CONTACT:   Bruce Zurlnick                   Cara O'Brien/Melissa Myron
           Senior Vice President and        Media Contact: Stephanie Sampiere
           Chief Financial Officer          Financial Dynamics
           Finlay Enterprises, Inc.         (212) 850-5600
           (212) 808-2800


FOR IMMEDIATE RELEASE
---------------------

        FINLAY ENTERPRISES REPORTS 3.0% INCREASE IN COMPARABLE DEPARTMENT
                     SALES FOR THE NOVEMBER/DECEMBER PERIOD
                          - TOTAL SALES INCREASE 4.1% -

NEW YORK, NY, JANUARY 8, 2004 -- FINLAY ENTERPRISES, INC. (NASDAQ: FNLY) announced today that comparable department sales (departments open for the same months during the comparable period) for the two-month period including November and December increased 3.0%. Total sales for the two-month period were $374.4 million compared to $359.6 million in the comparable period of 2002, an increase of 4.1%.

The Company maintains its estimate for net earnings per diluted share in the range of $3.00 to $3.10 for the fourth quarter ended January 31, 2004, and $2.30 to $2.40 per diluted share for the full fiscal year. These projections exclude any non-cash charge for the write-down of goodwill resulting from the scheduled store closings.

Arthur E. Reiner, Chairman and Chief Executive Officer of Finlay Enterprises, Inc., commented, "Our sales gained momentum as the holiday selling season progressed and were in-line with our plan for the period. Our strategic marketing and operating initiatives allowed us to continue to achieve the positive comp store sales levels experienced in the previous six months. We are pleased with our sales results for this important selling season and look to build upon these positive trends as we head into 2004."

Comparable department sales for the 11-month period ended January 3, 2004 increased 2.2%. Total sales for the 11 months increased 2.9% to $928.3 million compared to $902.5 million in the first 11 months of 2002.

Finlay Enterprises, Inc., through its wholly-owned subsidiary, Finlay Fine Jewelry Corporation, is one of the leading retailers of fine jewelry and the largest operator of leased fine jewelry departments in department stores throughout the United States. The number of locations at the end of December 2003 totaled 1,023 compared with 1,013 at the end of December 2002.

This release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on Finlay's current expectations and beliefs, are not a guarantee of future performance and involve known and unknown risks, uncertainties and other factors. Actual results, performances or achievements may differ materially from those contained in, or implied by, these forward-looking statements, depending upon a variety of factors including, in particular, the risks and uncertainties described in Finlay's filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to release publicly any revisions to these forward looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by Finlay or any other person that the events or circumstances described in such statement are material.

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